TABLE TRAC

2022 Shareholder Meeting



September 14, 2022

Cautionary Statement

Certain statements that may be made today will be considered "forward looking" as that term is defined under the rules of the Securities and Exchange Commission (SEC), and are therefore subject to the safe harbor created by such rules. Although the Company believes the expectations reflected in any forward looking information and statements are reasonable, such forward looking information and statements involve risks and uncertainties that could lead actual results to differ from those contained in today's presentation materials and discussion. The general factors impacting future results are discussed in detail in the Company's SEC filings, The forward looking information and statements in this presentation speak only as of the date hereof and the Company undertakes no obligation to update the information contained in this report unless required by law.

Table Trac, Inc. (OTCQX: TBTC)

2021 Financial Overview & Highlights

- COVID-19 – the entire gaming industry was hit hard starting in March 2020 with many shutdowns.
  - Overall, the industry appears to have fully recovered and are better prepared.
- Expanded the customer base using DataTrac.
- Expanded the customer base purchased advanced KioskTrac promotional games
- Continued to expand our existing territories in California, Nevada, Texas as well as Australia and Panama.
  - Delivered ten **(10)** new Casino Management Systems
  - Significantly expanded one Customer
  - Continued our expansion in Australia
- Revenues increased to $6.9M in 2021 compared to $4.4 M in 2020
- Maintenance revenue of $3.1M in 2021 compared to $2.6M in 2020
- Operating expenses $3.6M in 2021 compared to $3.7M in 2020
- Net Income before taxes of $2M in 2021 compared to $210K in 2020

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2022 Year To Date Highlights

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2022 Year To Date Highlights

- Eight (8) systems installed.
  - One Customer continues their significant expansion.
  - Australia continues to expand its operations.
- Backlog contains seven contract as of 8/30/2022
- Nominated for Land Base Products – CasinoTrac at the upcoming G2E convention.
- Expanded Licensing as follows:
  - Louisiana
  - Mississippi
  - West Virginia
  - Wisconsin

Technology Update

- **CasinoTrac Systems**
  - Completed improvements to the current version 4.6 making it the universal standard that serves our diverse customer base across a wide variety of jurisdictions.
  - Developed a Route centric product for route operators servicing multiple locations
  - Developed Mobile App connectivity with Everi Cashless Wallet
  - Created a labor-saving Jackpot Self pay capability that operates between the Player, cage and Slot system
  - Cage Marker subsystem and reports for our Table Games System

- **Data Trac**
  - Expanded the analytics to include uncarded player tracking, jackpot targeting, performance trends
  - Improved for faster performance and easier comparison due to integrated source information

- **KioskTrac**
  - Developed a Kiosk game and kiosk offers redemption integration between KioskTrac player promotional kiosk product and Light & Wonder, (Formerly Bally) systems.
  - Developed the dramatic 40" screen portrait orientation version for larger format kiosk hardware
  - Improved the drawing barrel function to include a scheduler and digital signage which includes a countdown timer page, barrel page, winner page with time to claim countdown timer, and award.
  - Expanded the kiosk player functions and information displays
  - Developed an emailer to email receipts to guests eliminating the need for paper printers.

Table Trac, Inc.

2022 Shareholder Meeting

- Questions & Answers-

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